EXHIBIT (4)(a)

FORM OF POLICY

Administrative and Home Office:
4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 355-8511 www.transamerica.com

A Stock Company (Hereafter called the Company, we, our or us)

READ YOUR POLICY CAREFULLY

This policy is a legal contract between the Owner and Transamerica Life Insurance Company issued in consideration of the payment of an initial premium.

Amounts withdrawn or Surrendered may be subject to surrender charges and/or an excess interest adjustment reflecting changes in interest rates. The excess interest adjustment may result in both upward and downward adjustments in partial withdrawals, Surrender benefits or amounts available for annuitizations, as applicable. This policy includes provisions which may waive surrender charges under certain circumstances. The value held in the Separate Account may increase or decrease in value. Policy Value and benefits based on Separate Account assets are not guaranteed and will decrease and increase with investment experience.

We agree to provide annuity payments, to pay withdrawal or Surrender benefits, or to pay death proceeds in accordance with this policy, as applicable.

This policy may be applied for and issued to qualify as a tax-qualified annuity under applicable sections of the Internal Revenue Code.

RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice in Good Order to us or Your registered representative. You must return the policy to us before close of business on the 10th day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay You an amount equal to the sum of the Premium Payments paid less prior withdrawals, if any, plus or minus the accumulated gains or losses, if any, in the Separate Account on the date of the cancellation, unless otherwise required by law.

If this policy is a replacement of another annuity or life insurance policy, the Right to Cancel period is extended to 30 days.

Any questions or complaints pertaining to this policy may be directed to our Administrative Office. You may contact the [State Insurance Department] at [xxx-xxx-xxxx.]

Signed for us at our home office.

[Jay Orlandi]	[Blake Bostwick]
Secretary	President

Flexible Premium Deferred Variable Annuity

With Guaranteed Minimum Death Benefit

With Excess Interest Adjustment And Waiver of Surrender Charge Benefit

Income Payable At Annuity Commencement Date

Benefits Based On The Performance Of The Separate Account Are Variable

And Are Not Guaranteed As To Dollar Amount (See Sections 7 and 10)

Non-Participating

ICC16 VAB1216	Page 1

TABLE OF CONTENTS

Definitions	3

Policy Data Pages	5

General Provisions	6

Premium Payments	9

Cash Value and Withdrawals	9

Policy Value	13

Separate Account	13

Transfers	15

Death Proceeds	17

Income Options	19

Fixed Account	22

Income Option Tables	23

ICC16 VAB1216	Page 2

SECTION 1 – DEFINITIONS

Adjusted Policy Value – The Policy Value increased or decreased by any applicable excess interest adjustment. This value may be used to fund one of the income options.

Annuitant – The person on whose life any annuity payments involving life contingencies will be based.

Annuity Commencement Date – The date an income option has been selected, all necessary paperwork is in Good Order, and the Company has issued a supplementary contract. In no event can this date be earlier than the third Policy Anniversary, or later than the last day of the month following the month in which the Annuitant attains age 99. You may elect an Annuity Commencement Date at any time by giving the Company 30 days written notice. If You do not elect an Annuity Commencement Date prior to the last available Annuity Commencement Date, annuity payments will begin as outlined in Section 10.

Cash Value – The amount as defined in Section 5 that is available for Surrender.

Commissioner – The primary Insurance Regulator for the State in which this policy has been issued.

Custodial Care – Care designed primarily to help a person with the activities of daily living which does not require continuous attention of trained medical or paramedical personnel.

DCA Source Account – The Money Market Subaccount and/or other Subaccount(s) as identified by the Company and the DCA Fixed Account Option, if offered, which are permitted to be used in conjunction with Dollar Cost Averaging.

Decedent – The deceased Annuitant or Owner.

Earnings – An amount equal to the Policy Value at the time a withdrawal or Surrender is made, minus the sum of all Premium Payments, reduced by all prior withdrawals deemed to have been from premium, if any.

Fixed Account Guaranteed Minimum Effective Annual Interest Rate – If the Fixed Account is offered, the minimum guaranteed credited rate used to determine the Fixed Account portion of Your Policy Value prior to the Annuity Commencement Date. This rate will apply for the life of the policy and is shown in Section 2 – Policy Data.

Good Order – The receipt by the Company, at our Administrative Office, of all information, documentation, instructions and/or Premium Payment deemed necessary by the Company, in its sole discretion, to issue the policy or execute any transaction pursuant to the terms of the policy.

Guaranteed Period Option or GPO – An Investment Option offered within the Fixed Account which credits a guaranteed interest rate for a specified period of time.

Hospital – An institution which:

1.	Is operated pursuant to the laws of the jurisdiction in which it is located;

2.	Operates primarily for the care and treatment of sick and injured persons on an inpatient basis;

3.	Provides 24-hour nursing service by or under the supervision of registered graduate nurses;

4.	Is supervised by a staff of one or more licensed Physicians; and

5.	Has medical, surgical and diagnostic facilities or access to such facilities.

Investment Options – Any of the Subaccounts of the Separate Account and any of the options of the Fixed Account, if offered.

IIPRC – The Interstate Insurance Product Regulation Commission.

Market Day – Any day and for so long as the New York Stock Exchange is open for business.

Minimum Nonforfeiture Interest Rate – The interest rate shown in Section 2 – Policy Data which is used to determine the Minimum Required Cash Value as defined in the nonforfeiture law. This rate is not the credited rate used to determine Your policy’s Cash Value.

ICC16 VAB1216	Page 3

Minimum Required Cash Value – The minimum amount we will pay You on Surrender, which is equal to the sum of (1) and (2), where:

(1)

Is the Fixed Account portion of the Minimum Required Cash Value, equal to 87.5% of premiums and transfers to the Fixed Account, less prior requested withdrawals and transfers from the Fixed Account, less a $50 deduction at the beginning of each Policy Year, all accumulated at the Minimum Nonforfeiture Interest Rate shown in Section 2 – Policy Data; and

(2)	Is the Separate Account portion of the Cash Value, equal to the Separate Account portion of the Policy Value less the surrender charge attributable to the Separate Account.

Nursing Care – Care prescribed by a Physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

Nursing Facility – A facility which:

1.	Is operated under the laws of the jurisdiction in which it is located;

2.	Provides Nursing Care or Custodial Care;

3.	Primarily provides Nursing Care under the direction of a licensed Physician, registered graduate nurse, or licensed vocational nurse, except when receiving Custodial Care; and

4.

Is not other than incidentally a Hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

Owner – The person who may exercise all rights and privileges under the policy.

Physician – A Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of such license.

Policy Anniversary – The anniversary of the Policy Date for each year the policy remains in force. If a certain date does not exist in a given month, the first day of the following month will be used.

Policy Date – The date, shown in Section 2 – Policy Data, on which this policy becomes effective.

Policy Value – The amount described in Section 6, which represents the value of Your Investment Options.

Policy Year – The 12-month period following the Policy Date shown in Section 2—Policy Data. The first Policy Year starts on the Policy Date. Each subsequent Policy Year starts on the anniversary of the Policy Date.

Premium Payment – An amount paid to us by or on behalf of an Owner, as consideration for the benefits provided under this policy.

Separate Account – The separate investment account(s) established by us, under the Investment Company Act of 1940, as amended (the “1940 Act”), to which Premium Payments under the policy may be allocated.

Subaccount – A division within the Separate Account, the assets of which are invested in a specified underlying fund portfolio.

Surrender – A full withdrawal of Cash Value and termination of this policy.

Terminal Condition – A condition resulting from an accident or illness which, as determined by a Physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

Valuation Period – The period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the values of the assets and liabilities of each Subaccount are calculated. This is generally the close of business on each Market Day.

You, Your – The Owner of this policy. Unless otherwise specified, the Annuitant and the Owner shall be the same person. If a joint Owner is named, reference to “You” or “Your” in this policy will apply to both the Owner and any joint Owner.

ICC16 VAB1216	Page 4

SECTION 2 – POLICY DATA

Policy Information

Policy Number:	[12345]

Policy Date:	[July 1, 2018]

Income Tax Status of the Policy:	[Non-Qualified]

Initial Premium Payment:	[$5,000.00]

Last Available Annuity Commencement Date:	[July 31, 2082]

Death Benefit Option:	[Return of Premium]

Annuitant(s) Information

Annuitant(s):	[John Doe]

Primary Annuitant’s Issue Age/Sex:	[35 / Male]

Owner(s) Information

Owner(s):	[John Doe]

Primary Owner’s Issue Age/Sex:	[35 / Male]

Rate Information for Fixed Account, if offered

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:*	[0.25%]

Minimum Nonforfeiture Interest Rate:**	[1.55%]

*	This rate applies for the life of the policy.
**

This rate applies for the life of the policy. This rate is used in the calculation of Your Minimum Required Cash Value. Your Minimum Required Cash Value reflects a 12.50% reduction in premiums and transfers to the Fixed Account and a $50 annual expense allowance. See the definition of Minimum Required Cash Value for the details of this calculation.

Regarding the Excess Interest Adjustment (EIA) feature:

a.	The guaranteed elements used to determine any EIA are the minimum guaranteed and current declared interest rates applicable to the Fixed Account;

b.

Declared interest rates used in computing any EIA may change from time to time (subject to Fixed Account Guaranteed Minimum Effective Annual Interest Rate), which may affect the benefits available under Your policy; and

c.	The U.S. Treasury rate may be used as a substitute for the current declared interest rate in the EIA formula as specified in Your policy.

ICC18 PBD0119	Page 5(a)

SECTION 2 – POLICY DATA (continued)

Minimum Premium Payments

Minimum Initial Premium Payment:	Non-Qualified - [$5,000] Qualified - [$1,000]

Minimum Subsequent Premium Payment:	[$50]

Maximum Premium Payments (without prior Company Approval)

	Issue Age 0-80*	Issue Age 81+*
Total during the 1st Policy Year:	[$1,000,000]	[$500,000]

Total during each Policy Year After 1st Policy Anniversary:	Non-qualified - [$25,000] Qualified - [Lesser of $60,000 or IRS Contribution limit]	Non-qualified - [$25,000] Qualified - [Lesser of $60,000 or IRS Contribution limit]

Cumulative Maximum Premiums - Life of Policy:	[$1,000,000]	[$500,000]

*	Issue Age is the greater of the Owner(s)’ or Annuitant(s)’ age.

Mortality and Expense Risk Fee and Administrative Charge

Before the Annuity Commencement Date:	[1.15%]

After the Annuity Commencement Date:	[1.15%]

Withdrawal/Surrender Charges

Number of Years Since Premium Payment Date:	0-1	1-2	2-3	3-4	4-5	5-6	6-7	7 or more
Charge (% of Premium Withdrawn or Surrendered):	8%	8%	7%	6%	5%	4%	3%	0%

The amount paid on Surrender will never be less than the greater of the following amounts:

a.	Cash Value described in Section 5; and

b.	Minimum Required Cash Value.

ICC18 PBD0119	Page 5(b)

SECTION 2 – POLICY DATA (continued)

Service Charge

Service Charge at the Time of Issue:	[$35]

Maximum Annual Service Charge:	[$50]

The Company may waive some or all of Your Service Charge each year based on Your Policy Value or Premium Payments made at the time a Service Charge is assessed.

If Your Policy Value or sum of Premium Payments minus all withdrawals equals or exceeds:

[$100,000	=	up to a $35 fee waiver]

Transfer Minimums and Charges Before the Annuity Commencement Date

Transfers Allowed Without Charges in any One Policy Year:	[12]

Charges After Allowable Transfers in any One Policy Year:	[$10]

Minimum Transfer Amount from a Subaccount:	[$500 or the entire Subaccount Policy Value, if less]

Minimum Transfer Amount from a GPO:	[$50]

[The Company may waive some or all of Your transfer charges each year.]

Fixed Account Transfer Maximum Before the Annuity Commencement Date

Maximum Transfer from the GPO when EIA has no Impact or a Positive Impact:	[100% of the GPO’s Value]

Maximum Transfer from the GPO when EIA has a Negative Impact:	[25% of the GPO’s Value]

Dollar Cost Averaging (DCA)

DCA Source Account Minimum:	[$3,000 for monthly / $2,000 for quarterly]

Minimum Amount of each Transfer:	[$500]

Minimum Time DCA can be Scheduled:	[6 months / 4 quarters]

Maximum Time DCA can be Scheduled:	[24 months / 8 quarters]

ICC18 PBD0119	Page 5(c)

SECTION 2 – POLICY DATA (continued)

Fund Facilitation Fee

A Fund Facilitation Fee may be charged in addition to any policy fees and charges, and will be used in the calculation of net investment factor as described in Section 7 of the policy. The Fund Facilitation Fee will only be charged when money is allocated to one of the Subaccounts listed with a Fund Facilitation Fee. The Fund Facilitation Fee is an annualized percentage taken from the daily net asset values of a fund share held in that Subaccount.

We may update Fund Facilitation Fee funds and charge up to the maximum of 0.30% for Subaccounts made available subsequent to the Policy Date. The Subaccount(s) as of Your Policy Date which include this fee are listed below with the current fee noted after the Subaccount name.

Initial Investment Options:
Fixed Account(s) :	TA Janus Balanced
TA Janus Mid-Cap Growth
1 Year Fixed Guaranteed Period	TA Jennison Growth
3 Year Fixed Guaranteed Period	TA JPMorgan Asset Allocation - Conservative
5 Year Fixed Guaranteed Period	TA JPMorgan Asset Allocation - Growth
7 Year Fixed Guaranteed Period	TA JPMorgan Asset Allocation - Moderate
TA JPMorgan Asset Allocation - Moderate Growth
Subaccounts:	TA JPMorgan Core Bond
TA JPMorgan Enhanced Index
AB Balanced Wealth Strategy Portfolio (0.20%)	TA JPMorgan International Moderate Growth
AB Growth and Income Portfolio	TA JPMorgan Mid Cap Value
American Funds - Asset Allocation Fund (0.30%)	TA JPMorgan Tactical Allocation
American Funds - Bond Fund (0.30%)	TA Legg Mason Dynamic Allocation - Balanced
American Funds - Growth Fund (0.30%)	TA Legg Mason Dynamic Allocation - Growth
American Funds - Growth-Income Fund (0.30%)	TA Levin Large Cap Value
American Funds - International Fund (0.30%)	TA Madison Diversified Income
Fidelity® VIP Balanced Portfolio	TA Managed Risk - Balanced ETF
Fidelity® VIP Contrafund® Portfolio	TA Managed Risk - Conservative ETF
Fidelity® VIP Mid Cap Portfolio	TA Managed Risk - Growth ETF
Fidelity® VIP Value Strategies Portfolio	TA Market Participation Strategy
State Street Total Return V.I.S. Fund (0.20%)	TA Morgan Stanley Capital Growth
TA 60/40 Allocation	TA Multi-Managed Balanced
TA AB Dynamic Allocation	TA Multi-Manager Alternative Strategies
TA Aegon Government Money Market	TA PIMCO Tactical - Balanced
TA Aegon High Yield Bond	TA PIMCO Tactical - Conservative
TA Aegon U.S. Government Securities	TA PIMCO Tactical - Growth
TA American Funds Managed Risk - Balanced	TA PIMCO Total Return
TA Barrow Hanley Dividend Focused	TA PineBridge Inflation Opportunities
TA BlackRock Equity Smart Beta 100	TA QS Investors Active Asset Allocation - Conservative
TA BlackRock Global Allocation	TA QS Investors Active Asset Allocation - Moderate
TA BlackRock Global Allocation Managed Risk - Balanced	TA QS Investors Active Asset Allocation - Moderate Growth
TA BlackRock Global Allocation Managed Risk - Growth	TA Small/Mid Cap Value
TA BlackRock Smart Beta 50	TA T. Rowe Price Small Cap
TA BlackRock Smart Beta 75	TA Torray Concentrated Growth
TA BlackRock Tactical Allocation	TA TS&W International Equity
TA Clarion Global Real Estate Securities	TA U.S. Equity Index (0.15%)
TA Greystone International Growth	TA WMC US Growth
TA International Equity Index (0.15%)

ICC18 PBD0119	Page 5(d)

SECTION 3 – GENERAL PROVISIONS

The Contract

The entire contract consists of this policy and any applications, endorsements or riders. If any portion of this policy or rider attached hereto shall be found to be invalid, unenforceable or illegal, the remainder shall not in any way be affected or impaired thereby, but shall have the same force and effect as if the invalid, unenforceable or illegal portion had not been inserted.

Modification of Policy

No change in this policy is valid unless made in writing by us and approved by one of our authorized officers. We may pay You more than Your then current Policy Value for Your voluntary participation in certain promotional offerings. We will notify You of the terms of any such programs.

Tax Qualification and Change of Law

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy, retroactively or prospectively, to reflect any amendment or clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment, You must provide written notice to us, and Your refusal may result in adverse tax consequences. We reserve the right to amend this policy or riders attached to, as necessary to comply with specific direction provided by our state or federal regulators, through change of law, rule, regulation, bulletin, regulatory directives or agreements.

Non-Participating

This policy will not share in our profits.

Form Approval

This policy is approved under the authority of the IIPRC and issued under the IIPRC standards. Any provision of this policy that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date.

Age or Sex Corrections

We may require proof of the Annuitant’s or Owner’s age and/or sex before any payments associated with the death benefit or any rider(s) attached to this policy are made. If the age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit and/or rider benefit proceeds on the Annuitant’s or Owner’s correct age and/or sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 12.

We may require proof of the Annuitant’s age and/or sex before starting annuity payments. If the age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable based upon the Annuitant’s correct age and/or sex, if applicable. Any underpayment made by us will be paid with the next payment. Any overpayment by us will be deducted from future payments. Any underpayment or overpayment will include annual interest at a rate of 1% per year, from the date of the underpayment or overpayment to the date of the adjustment.

Incontestability

This policy shall be incontestable from the Policy Date, except in instances involving fraud at the time of application, when permitted by the applicable law in the state in which this policy has been issued.

Involuntary Cashout

If, at anytime, Your Adjusted Policy Value is below $2,000, and there have been no Premium Payments made to the policy within the last two Policy Years, we reserve the right to terminate the policy and pay the greater of:

a.	The Fixed Account portion of the Minimum Required Cash Value plus the Separate Account portion of the Policy Value; or

b.	The Adjusted Policy Value.

ICC16 VAB1216	Page 6

Evidence of Survival

We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive.

Rights of Owner

The Owner may, while the Annuitant is living:

a.	Assign this policy;

b.	Surrender the policy to us;

c.	Amend or modify the policy with our consent;

d.	Receive annuity payments or name a payee to receive the payments; and

e.	Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary, and of the spouse in a community or marital property state. Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

Change of Ownership

In the case of a non-tax-qualified annuity, You can change the Owner of this policy from Yourself to a new Owner. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any Owner change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification.    No change will apply to any payment we made before the written notice was received.

We may require that the change be endorsed in the policy. Changing the Owner does not change the beneficiary or the Annuitant. A change of Ownership may result in adverse tax consequences. A change in Ownership due to death is outlined further in Section 9.

Assignment

In the case of a non-tax-qualified annuity, this policy may be assigned. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any assignment made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification.

We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of the policy.

This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code (IRC). Ownership of this policy is then restricted so it will comply with provisions of the IRC.

Assignment of this policy may result in adverse tax consequences.

Beneficiary

Amounts payable upon death in accordance with Section 9, may be payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without beneficiary consent (unless irrevocably designated or required by law) by notifying us in writing, on a form acceptable to us. Unless otherwise specified by You, the change will take effect upon the date You sign it, whether or not You are living when we receive it, subject to any payments made or actions taken by the Company prior to receipt of this notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the Decedent’s date of death. Your most recent beneficiary change notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received by us. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may elect the method of payment for each named beneficiary, subject to our then current rules, prior to the date of death of the Decedent. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment within 60 days of the date we receive all required documentation, in Good Order, to pay the amount payable to that beneficiary.

If there is more than one beneficiary at any level (primary or contingent), and You failed to specify their interest, they will share equally.

ICC16 VAB1216	Page 7

a.	General Distribution Rules

Unless You have provided other specific instructions to us, amounts payable upon death will be paid in accordance with Section 9 and as outlined below:

1.	If a primary beneficiary is alive at the time of Decedent’s death, payment will be made to the primary beneficiary;

2.

If a primary beneficiary dies before the Decedent and there are additional living primary beneficiaries, the deceased primary beneficiary’s interest will be shared proportionately with all living primary beneficiaries;

3.	When all primary beneficiaries die before the Decedent’s death, payment will be made to the living contingent beneficiary(ies), if any;

4.

If a contingent beneficiary dies before the Decedent and there are additional living contingent beneficiaries, the deceased contingent beneficiary’s interest will be shared proportionately with all living contingent beneficiaries;

5.	In the event no primary or contingent beneficiaries have been named and/or all have died before the Decedent, the Owner’s estate will become the beneficiary;

6.	If a primary or contingent beneficiary dies after the Decedent’s death, but prior to death proceeds being payable to the beneficiary, payment will be made to the beneficiary’s estate.

b.	Other Specific Instructions

You may provide specific instructions to the Company which direct that upon the death of a beneficiary, that their interest pass to a specific contingent beneficiary(ies) or per stirpes.

1.

Per Stirpes: If You provide instructions that a specific primary or contingent beneficiary’s share be passed per stirpes, we will pay that beneficiary’s share to their identifiable lineal descendants who are living at the time of Decedent’s death.

2.

Specific Contingent: If You provide instructions that a specific primary or contingent beneficiary’s share be passed to a specified contingent beneficiary(ies), we will pay that specific beneficiary’s share to those identifiable specific contingent beneficiaries who are living (or in existence) at the time of Decedent’s death.

A deceased beneficiary share will be distributed as outlined under General Distributions Rules above.

Protection of Proceeds

Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

Deferment

Payment of any amount due from the Separate Account for a Surrender, withdrawal or death proceeds will generally occur within seven days from the date we receive in Good Order all required information. We may defer payments or transfers from the Separate Account if:

a.	The New York Stock Exchange is closed other than for usual weekends or holidays or trading on the Exchange is otherwise restricted;

b.	An emergency exists as defined by the Securities and Exchange Commission (SEC) or the SEC requires that trading be restricted; or

c.	The SEC permits a delay for the protection of Owners.

When permitted by law, we may defer (with prior authorization from the Commissioner) payment of any transfers, withdrawals or Surrender proceeds from the Fixed Account, if offered, for up to 6 months from the date we receive Your request. If the Owner or Annuitant dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This interest rate will be the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 – Policy Data, unless otherwise required by law.

If we delay payment of any transactions as noted above, we will disclose to You the specified date on which the above transactions will be effective and the reason for the delay.

ICC16 VAB1216	Page 8

Reports to Owner

We will give You a report at least once each Policy Year, and may provide it more often. This report will show the start date and end date for the current period and include the following information:

a.	The amounts credited or debited to the Policy Value during the current report period;

b.	The Policy Value at start and end date of the current report period;

c.	The number and value of the accumulation units held in each Separate Account;

d.	The Cash Value, which is after the application of any Excess Interest Adjustment (EIA), at start and end date of the current report period;

e.	The death benefit at the end of the current report period;

f.	The dollar amount in the Fixed Account, if any; and

g.	The EIA formula used to determine the Cash Value.

A report as described above will be mailed to Your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of the mailing. We will provide copies of the report available to You upon request at no additional cost.

SECTION 4 – PREMIUM PAYMENTS

Payment of Premiums

Premium Payments may be made any time while this policy is in force and prior to the Annuity Commencement Date, subject to the minimums and maximums as specified in Section 2 – Policy Data.

Premium Payment Date

The Premium Payment date is the date the Premium Payment is credited to the policy. The initial Premium Payment will be credited to the policy within two Market Days after the Market Day we receive it and Your complete policy information in Good Order. Subsequent Premium Payments will be credited to the policy as of the Market Day the Premium Payment and required information are received in Good Order.

Allocation of Premium Payments

Premium Payments may be applied to various Investment Options, which we make available. For the initial Premium Payment, You must indicate what percentage to allocate to various Investment Options. For additional Premium Payments, allocations will be what is currently indicated by You. Each percentage may be either zero or any whole number; however, the allocation among all Investment Options must total 100%.

Change of Allocation

You may change allocations for additional Premium Payments by providing us instructions. The allocation change will apply to Premium Payments received on or after the date we receive the allocation change in Good Order. We will allocate subsequent Premium Payments the same way, unless You request a different allocation.

Premium Taxes

Your state may impose premium taxes on the Premium Payments You make. We currently do not deduct for these taxes at the time You make a Premium Payment unless required by the applicable state law. Generally, we will deduct the total amount of premium taxes, if any, from the Policy Value when You begin receiving annuity payments, You Surrender the policy, or death proceeds are paid.

SECTION 5 – CASH VALUE AND WITHDRAWALS

A. Cash Value

On or before the Annuity Commencement Date, You may make withdrawals or Surrender the Cash Value. The Cash Value is equal to the Adjusted Policy Value less any surrender charges. Information on the current amount of Your Cash Value is available upon request. We must receive Your withdrawal or Surrender request, in Good Order, before the Annuity Commencement Date.

ICC16 VAB1216	Page 9

There is no Cash Value once an income option has been selected, all necessary instructions are received in Good Order, and the Company has issued a supplementary contract.

Excess Interest Adjustment

The Excess Interest Adjustment (EIA) is only applied to transactions affecting the Guaranteed Period Options (GPO) of the Fixed Account, if offered, and is based on any change in interest rates from the time the affected guaranteed period(s) started until the time the EIA occurs. The EIA may be positive or negative.

An EIA applies in the following situations:

1.	When You withdraw or Surrender Your Cash Value;

2.	When You exercise an income option;

3.	When You transfer out of a GPO; or

4.	When a death benefit is calculated. However, the death benefit will not be reduced if the EIA results in a decrease in the Cash Value available to You.

The EIA is applied as follows:

1.	The EIA is only applied when the transactions occur prior to the end of the GPO;

2.	Transfers to the GPO of the Fixed Account are considered Premium Payments for purposes of determining the EIA;

3.	The EIA is distinct from, and is applied prior to, the surrender charge;

4.	The EIA may affect the death benefit defined in Section 9;

5.	If interest rates have decreased from the time the affected GPO started until the time the transaction occurs, the EIA will result in additional funds available to You;

6.	If interest rates have increased from the time the affected GPO started until the time the transaction occurs, the EIA will result in a decrease in the funds available to You;

7.	Certain amounts are not subject to the EIA as provided in Sections 5, 8 and 11; and

8.	Upon Surrender, the cumulative interest credited to the GPO of the Fixed Account at the time of Surrender will not be subject to an EIA.

The formula for determining the amount of the EIA is as follows: EIA = S x (G-C) x (M/12) where:

“S”

Is the amount (before surrender charges, premium taxes and the application of any Guaranteed Minimum Death Benefits, if any) being Surrendered, withdrawn, transferred, paid upon death, or applied to an income option that is subject to EIA;

“G”	Is the guaranteed interest rate for the guaranteed period applicable to “S”;

“C”

Is the current guaranteed interest rate then being offered on new Premium Payments for the next longer guaranteed period than “M”. If this policy form or such a GPO is no longer offered, “C” will be the U.S. Treasury rate for the next longer maturity (in whole years) than “M” on the 25th day of the previous calendar month; and

“M“	Is the number of months remaining in the guaranteed period for “S”, rounded up to the next higher whole number of months.

The EIA for each GPO will not reduce the Adjusted Policy Value for that GPO below the amount allocated, less any prior withdrawals and transfers from that GPO, plus interest at the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 – Policy Data.

B. Withdrawals and Surrenders

You may, on or before the Annuity Commencement Date, withdraw all (Surrender) or a portion (withdrawal) of the amount available under this policy, provided we receive Your request, in Good Order, while this policy is in effect and before the Annuity Commencement Date. The minimum withdrawal is $500, with the exception of systematic payouts and required minimum distributions.

You may specify that the withdrawal be taken from one or more specific Investment Options or pro rata from all Investment Options. If You do not specify the Investment Option from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the value in each Investment Option.

ICC16 VAB1216	Page 10

Withdrawals will reduce the amount of the death proceeds. Withdrawals and Surrenders will normally be effective as of the end of the Market Day the request is received in Good Order.

The gross withdrawal is the total amount which will be deducted from Your Policy Value as a result of each withdrawal. The gross withdrawal may be more than Your requested withdrawal amount, depending on whether surrender charges and/or EIA apply at the time of the withdrawal.

The gross withdrawal = R – E + SC, where:

“R”	Is the requested withdrawal;

“E”	Is the EIA; and

“SC“	Is the surrender charge on the following: excess withdrawal amount minus the EIA.

The excess withdrawal amount is the portion of the requested withdrawal or Surrender that is subject to surrender charges (that is, the portion which is in excess of the surrender charge-free portion). For example, if the requested withdrawal or Surrender amount is $1,000, and the surrender charge – free amount is $200, then the excess withdrawal would be $800.

Excess withdrawals will reduce the Policy Value by an amount equal to X – Y + Z; where:

“X”	Is the excess withdrawal; and

“A”	Is the amount of withdrawal or Surrender subject to EIA; and

“Y”	Is EIA = A x (G-C) x (M/12) where G, C and M are defined in the EIA provision above, with “A” substituted for “S” in the definitions of “G” and “M”; and

“Z”	Is surrender charge on X minus Y.

Each withdrawal or Surrender consists of a portion which may be subject to a surrender charge (that is, the excess withdrawal) and a remaining portion that is free from surrender charge (that is, the surrender charge-free amount). Either portion may be zero (0) depending on the withdrawal or Surrender requested and prior amounts withdrawn.

Withdrawals in the amount of the cumulative interest in the GPO(s) of the Fixed Account, at the time of withdrawal, may be withdrawn from the GPO(s) of the Fixed Account free of any EIA.

Systematic Payout Option

A Systematic Payout Option (SPO) is a series of pre-scheduled withdrawals. Beginning in the first Policy Year, a SPO is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO is made, each such payout must be at least $50. Monthly and quarterly SPO’s must be sent through electronic funds transfer directly to a checking, savings or other similar financial account.    You may stop SPO payouts at any time with a 30 day written notice sent to our Administrative Office.

Surrender Charge-Free Amount

Each Policy Year, You may withdraw or Surrender a portion of Your Policy Value free from any surrender charge. The surrender charge-free amount each Policy Year is equal to 10% of the total Premium Payments, less the total surrender charge-free amount or Earnings previously withdrawn in the same Policy Year. Any unused portion of Your surrender charge-free amount cannot be carried forward to subsequent Policy Years.

A surrender charge will not be assessed against Earnings withdrawn from Your policy. Withdrawals of Your Earnings will reduce Your annual surrender charge-free amount on a dollar for dollar basis.

Amounts withdrawn under one of the options below may reduce the amount available free of surrender charges under another option. Surrender charges and/or EIA may be waived as described below. A withdrawal or Surrender shall not prejudice the waiver of any surrender charge while any of the options described below are in force.

Required Minimum Distribution

For tax-qualified plans and policies, withdrawals taken to satisfy required minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code (IRC) are available with no surrender charges and no EIA. The amount available from this policy with respect to the required minimum distribution is based solely on this policy.

Any amount requested in excess of the IRC required minimum distribution will have the appropriate surrender charges and EIA applied, unless the excess distribution qualifies as surrender charge-free or EIA-free under any additional options provided.

ICC16 VAB1216	Page 11

Nursing Care and Terminal Condition Waiver

This benefit is not intended to provide long-term care or nursing home insurance.

Beginning in the first Policy Year, You may elect to Surrender or withdraw a portion of the Policy Value without surrender charges and without an EIA if the Owner or Owner’s spouse (Annuitant or Annuitant’s spouse, if the Owner is a non-natural person) has been:

1.	Confined in a Hospital or Nursing Facility for 30 consecutive days; or

2.	Diagnosed as having a Terminal Condition.

The minimum withdrawal under this waiver is $1,000. This option is available even during Policy Years other withdrawal options were exercised prior to Nursing Care.

For a waiver of confinement in a Hospital or Nursing Facility, we must receive each withdrawal request (and proof of eligibility with each request) no later then 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a Physician’s statement or a statement from a Hospital or Nursing Facility administrator.

For a waiver related to a Terminal Condition, proof of eligibility is required only with the initial withdrawal request and must be furnished by the Owner’s, Owner’s spouse’s, Annuitant’s, or Annuitant’s spouse’s Physician. We must receive a new request for each withdrawal under this waiver. Each withdrawal request must be received no later than one year following diagnosis of the Terminal Condition.

If a request for this waiver is denied, the Owner will be notified of the denial. The Owner will be provided an opportunity to instruct the Company of their desire to either proceed with or cancel their withdrawal or Surrender, including any surrender charges, if a waiver request is denied.

Unemployment Waiver

Beginning in the first Policy Year, You may elect to Surrender or withdraw a portion of the Policy Value without surrender charges and without an EIA if the Owner or Owner’s spouse (Annuitant or Annuitant’s spouse, if the Owner is a non-natural person) becomes unemployed. In order to qualify, You:

1.	Must have been employed full-time for at least two years prior to Your becoming unemployed;

2.	Must have been employed full-time on Your Policy Date;

3.	Must have been unemployed for at least 60 consecutive days at the time of withdrawal; and

4.	Must have a minimum Cash Value of $5,000 at the time of withdrawal.

Proof of unemployment will consist of providing us with a determination letter from the applicable state’s Department of Labor, which verifies that You or Your spouse qualify for and are receiving unemployment benefits at the time of withdrawal. The determination letter must be received by us no later than 90 days following the date of the withdrawal request.

If a request for this waiver is denied, the Owner will be notified of the denial. The Owner will be provided an opportunity to instruct the Company of their desire to either proceed with or cancel their withdrawal or Surrender, including any surrender charges, if a waiver request is denied.

Surrender Charges

Withdrawals or Surrenders in excess of the surrender charge-free amount are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table in Section 2—Policy Data, of the amount withdrawn.

All Earnings are considered to be withdrawn first and will reduce Your annual surrender charge-free amount. After all Earnings are withdrawn the oldest Premium Payment is the first Premium Payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest Premium Payment is considered to be withdrawn, and so on until the most recent Premium Payments are deemed to be withdrawn (the procedure being applied to withdrawals of premium is “First-In, First-Out” or FIFO procedure).

ICC16 VAB1216	Page 12

Minimum Values

Benefits available under this policy, including any paid up annuity values, Cash Values, or death benefits, are not less than the minimum benefits required by section 7B and 7G of the Model Variable Annuity Regulation, model # 250 or successor models. Minimum benefits will be increased to reflect any guaranteed additional amounts credited to the policy and will be decreased by prior withdrawals.

Minimum Required Cash Value

The Minimum Required Cash Value is the amount prescribed by the nonforfeiture law, and is the minimum amount required to be paid to You on Surrender.

The minimum amount is determined differently than Your policy’s Cash Value, and is described in Section 2 – Policy Data. The minimum amount for the Fixed Account, if offered, is calculated according to a procedure specified in the law using a prescribed Minimum Nonforfeiture Interest Rate, which will be fixed at issue and determined as follows:

On the Policy Date, the Minimum Nonforfeiture Interest Rate is equal to an “average Five Year Constant Maturity Treasury rate”, less 1.25%, but such rate will not be less than 1% nor more than 3%. The averaged rate is determined by averaging the daily Treasury rates for the first 10 Market Days of the month immediately preceding the calendar quarter in which Your policy is issued. The average of these ten Treasury rates is rounded to the nearest 0.05% before the deduction of 1.25%. For example, if Your policy was issued on any Market Day during the third calendar quarter, Your Minimum Nonforfeiture Interest Rate would be determined by averaging the first ten Market Days’ Five Year Constant Maturity Treasury rates for the month of June during the same calendar year, rounding that result to the nearest 0.05%, then deducting 1.25% (with the resulting rate not being less than 1% nor more than 3%).

SECTION 6 – POLICY VALUE

Policy Value

On or before the Annuity Commencement Date, the Policy Value is equal to Your:

a.	Premium Payment(s); minus

b.	Gross withdrawals (withdrawals plus the surrender charge on the portion of the requested withdrawal that is subject to the surrender charge plus or minus any EIA); plus

c.	Interest credited to the Fixed Account (if any); plus

d.	Accumulated gains in the Separate Account; minus

e.	Accumulated losses in the Separate Account; minus

f.	Service charges, rider fees, premium taxes, and transfer fees if any.

Service Charge

On each Policy Anniversary prior to the Annuity Commencement Date and at the time of Surrender, we may deduct an annual service charge as set forth in Section 2 – Policy Data. The service charge will be deducted from each Investment Option in proportion to the portion of Policy Value (prior to such charge) in each Investment Option. In no event will the service charge exceed 2% of the Policy Value or the maximum, as shown in Section 2 – Policy Data, on the Policy Anniversary or at the time of Surrender.

SECTION 7 – SEPARATE ACCOUNT

Separate Account

We have established and will maintain one or more Separate Account(s), under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolio(s), or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or pro-rata ownership of the assets held in a Subaccount of a managed Separate Account. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

ICC16 VAB1216	Page 13

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with the Valuation Period, which we establish in good faith.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term “Separate Account”, as used in the policy shall then mean the Separate Account to which the assets are transferred.

We also reserve the right, when permitted by law to:

a.	Deregister the Separate Account under the Investment Company Act of 1940;

b.	Manage the Separate Account under the direction of a committee at any time;

c.	Restrict or eliminate any voting rights of policy Owners or other persons who have voting rights as to the Separate Account;

d.	Combine the Separate Account with one or more Separate Accounts;

e.	Create new Separate Accounts;

f.	Add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and

g.	Add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing mutual fund.

The net asset value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The net asset value is computed by adding the value of the Subaccount’s investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net asset values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

Change in Investment Objective or Policy of a Mutual Fund

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

Charges and Deductions

The mortality and expense risk fee and the administrative charge are each deducted, both before and after the Annuity Commencement Date, to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy. Expenses and mortality results will not adversely affect the dollar amounts of variable benefits or other variable contractual payments or values. The mortality and expense risk fee and the administrative charge is specified in Section 2 – Policy Data.

Accumulation Units

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from Market Day to Market Day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount by the value of an accumulation unit for that Subaccount on the Premium Payment or transfer date.

ICC16 VAB1216	Page 14

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any Market Day is determined by multiplying the value of that unit at the end of the immediately preceding Valuation Period by the net investment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b)	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

(c)

Is a factor representing the mortality and expense risk fee and administrative charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2 – Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

SECTION 8 – TRANSFERS

A. TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another within certain limitations.

Transfers of Policy Value from the Guaranteed Period Options (GPO) of the Fixed Account, if offered, prior to the end of that GPO are subject to an EIA. Such transfers are limited to the maximum Fixed Account transfer limits shown in Section 2 – Policy Data, less values previously transferred out of that GPO during the current Policy Year. Transfer minimums and charges shown in Section 2 – Policy Data, may also apply to transfers out of the GPO.

Transfers of interest credited in the GPO’s to other Investment Options are allowed on a “First-In, First-Out” basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer is subject to transfer minimums and charges as set forth in Section 2 – Policy Data and will not be subject to an EIA.

You may choose which GPO to transfer to or from; however, any GPO elected may not extend beyond the last available Annuity Commencement Date shown in Section 2 – Policy Data.

Transfers of Policy Value from the Separate Account are subject to a minimum and charges as set forth in Section 2 – Policy Data. If the remaining Subaccount Policy Value is less than the minimum transfer amount, as shown in Section 2 – Policy Data, we reserve the right to include that amount as part of the transfer. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred.

If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

ICC16 VAB1216	Page 15

The policy was not designed for the use of market timers or frequent or disruptive traders. Such transfers may be harmful to the underlying fund portfolios and increase transaction costs. We have developed policies and procedures with respect to market timing and disruptive trading (which vary for certain Subaccounts at the request of the corresponding underlying fund portfolios).

We employ various means in an attempt to detect market timing and disruptive trading. However, despite our monitoring, we may not be able to detect nor halt all harmful trading. If we determine You are engaged in market timing or disruptive trading, we may take one or more actions in an attempt to halt such trading. Your ability to make transfers is subject to modification or restriction if we determine, in our sole discretion, that Your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Owners (or others having an interest in the variable insurance products). Transfer restrictions may take the form of loss of expedited transfer privilege. We consider transfers by telephone, fax, overnight mail, or the Internet to be “expedited” transfers. This means that we would accept only an original signature transmitted to us only by U.S. mail. We may also restrict the transfer privileges of others acting on Your behalf, including Your registered representative or an asset allocation or investment advisory service.

We reserve the right to reject any Premium Payments or transfer requests from any person without prior notice, if, in our judgment:

1.	The payment or transfer, or series of transfers, would have a negative impact on an underlying fund portfolio’s operations; or

2.	If an underlying fund portfolio would reject or has rejected our purchase order or has instructed us not to allow that purchase or transfer; or

3.	Because of a history of market timing or disruptive trading.

Dollar Cost Averaging

Prior to the Annuity Commencement Date, You may enroll in Dollar Cost Averaging (DCA) by instructing us to automatically make periodic transfers of Policy Value from a DCA Source Account without waiting for further instructions from You. A DCA program will begin once we have received, in Good Order, all necessary information and the minimum required amount.

You must provide us with the following information to initiate DCA:

1.

The date on which the transfers are to begin. Your request will normally be effective the day after the effective date of the policy. If a certain date does not exist in a given month, the first day of the following month will be used;

2.	The DCA Source Account from which the transfers are to be made. To begin dollar cost averaging, the value of the DCA Source Account is subject to minimums as described in Section 2 – Policy Data;

3.	The amount and frequency of the transfers. You may choose monthly or quarterly transfers. The amount of each transfer is subject to minimums as described in Section 2 – Policy Data; and

4.

The Investment Option(s) to receive the transferred amounts. You may choose one or more Investment Options. If You select more than one Investment Option, Your request must specify how the transferred amounts are to be allocated among these Investments Options and cannot include Your DCA Source Account.

Transfers must be scheduled for a minimum or maximum length of time as specified in Section 2 – Policy Data. DCA results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the DCA program will result in higher Policy Values or will otherwise be successful.

Asset Rebalancing

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual, or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered. Any amounts in the DCA Source Account or Fixed Account, if offered, are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Rebalancing will cease as soon as we receive a request for any transfer.

ICC16 VAB1216	Page 16

B. TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account, if offered. If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account, if offered, to any other Investment Option.

SECTION 9 – DEATH PROCEEDS

A. DEATH PRIOR TO THE ANNUITY COMMENCEMENT DATE

The amount payable upon death will be determined and made payable upon receipt, in Good Order, of satisfactory proof of death, written directions from each eligible recipient regarding how they wish to receive the amount payable, and any other documents, forms and information that we need (collectively referred to as “due proof of death”). Not withstanding the foregoing, we may confer with a variety of resources and/or other affiliates in order to ascertain or verify whether the Annuitant or any other relevant life in being is or may have become deceased during the term of this policy. Any such activities or efforts by us in no manner abrogate, waive or otherwise diminish Your continued obligation to provide us with timely notice in writing of due proof of death in Good Order.

The amount of the death benefit payable will be the greatest of:

1.	The Policy Value on the date we receive due proof of death and an election of method of settlement;

2.	The Cash Value on the date we receive due proof of death and an election of method of settlement;

3.	The Fixed Account portion of the Minimum Required Cash Value plus the Separate Account portion of the Policy Value, on the date we receive due proof and an election of method of settlement; or

4.

The Guaranteed Minimum Death Benefit (GMDB) on the date of death, plus any additional Premium Payments received, less any gross withdrawals from the date of death to the date of payment of death proceeds.

The Owner(s) may elect the method of payment of death proceeds for each named beneficiary, subject to our then current rules, prior to the date of the applicable Decedent’s death. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment within 60 days of the date we receive all required documentation, in Good Order, to pay the death proceeds to that beneficiary.

Guaranteed Minimum Death Benefit

The GMDB will establish a minimum death benefit payable under the policy. Your election is shown in Section 2 – Policy Data. You may not change Your election after the policy is issued.

Death of Annuitant Prior To The Annuity Commencement Date

A death benefit will be payable if the Annuitant dies prior to the Annuity Commencement Date.

1.	Non-Natural Owner(s)

For purposes of determining who receives the death benefit for a policy owned by a non-natural Owner, we will apply the rules for Individual Owner(s) as provided below in 2(a) or (b).

ICC16 VAB1216	Page 17

2.	Individual Owner(s)

(a)	Surviving Owner

If there is a surviving Owner(s) when the Annuitant dies, the surviving Owner(s) will receive the death benefit (i.e., the surviving Owner(s) takes the place of any beneficiary designation).

(b)	No surviving Owner

If there is no surviving Owner, the death benefit is payable to the named beneficiary(ies). If no beneficiary(ies) are named, the death benefit will be payable to the Owner’s estate.

Death of Owner Prior To The Annuity Commencement Date

If the Owner is not the Annuitant and the Owner dies before the Annuitant, under certain circumstances, an amount equal to the Cash Value, as of the date we receive due proof of death, will be paid.

If You are not also the Annuitant and in the event of simultaneous deaths of both You and the Annuitant, the death proceeds will be calculated under the Death of Annuitant provisions.

1.	Non-Natural Owner(s)

If the policy is owned by a trust using the grantor’s social security number as its taxpayer identification number, the death of the grantor will be treated as the death of the Owner.

If there is a change in the Annuitant, such change will be treated as the death of the non-natural Owner and we will pay an amount equal to the Cash Value as of the day we receive, in Good Order, the request to change the Annuitant.

2.	Individual Owner(s)

If You die while the Annuitant is living, the Cash Value will be paid to the first among the following who is living or in existence:

a.	The surviving Owner(s);

b.	Primary beneficiary(ies);

c.	Contingent beneficiary(ies); or

d.	Deceased Owner’s estate.

3.	Joint Owner(s)

If there is a joint Owner, the Cash Value will be payable upon the death of the first Owner, unless the surviving joint Owner is the spouse.

Non-Spouse Individual Beneficiary:

If the beneficiary is an individual who is not eligible to continue the policy as noted below, the amount payable must be distributed by the end of 5 years after the date of Decedent’s death, or payments must begin no later than one year after the date of Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

If the beneficiary is not a natural person, the death proceeds must be distributed by the end of 5 years after the date of Decedent’s death.

Spousal Beneficiary

A spousal beneficiary, who is the sole beneficiary, may elect to continue this policy as Owner rather than receiving the amount payable when they are the deceased Owner’s surviving spouse.

If the surviving spouse does not elect to continue the policy, the amount payable must be distributed by the end of 5 years after the date of the Decedent’s death, or payments must begin no later than one year after the Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

If a death benefit is payable and the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This is a one-time only Policy Value adjustment applied at the time the policy is continued. The spousal continuation election is only available once per policy.

ICC16 VAB1216	Page 18

If a death benefit is payable and the policy is continued, all current surrender charges will be waived; however, any premium received after the Decedent’s death will be subject to any applicable surrender charges.

B. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

In the event of a death after the Annuity Commencement Date, the amount payable will depend on the income option selected. If any Owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary(ies) at least as rapidly as under the method of distribution being used as of the date of that death.

C. ADDITIONAL TAX INFORMATION

In any event, the death proceeds will be paid in accordance with Section 72(s) of the IRC. For purposes of applying the non-natural Owner death rules of Section 72(s)(6), we will apply the Annuitant death rules set forth earlier in this section.

These distribution rules do not apply to an annuity provided under a plan described in Section 401(a), 403(a), 403(b), 408 or 408A of the IRC or to an annuity that is a qualified funding asset as defined in Code Section 130(d) of the IRC.

SECTION 10 – INCOME OPTIONS

A. GENERAL PAYMENT PROVISIONS

Payment

You may use the Adjusted Policy Value or the Fixed Account portion of the Minimum Required Cash Value plus the Separate Account portion of the Policy Value, if greater, on the Annuity Commencement Date. If the policy is in force on the last available Annuity Commencement Date, we will make annuity payments to the payee under Option 2(b), with 10 years certain, or if elected, under one or more of the other options described in this section, or any other method of payment if we agree. However, the option(s) elected must provide for lifetime income or income for a period of at least 120 months. Payments will be made at 1, 3, 6 or 12 month intervals. We reserve the right to avoid making payments of less than $20.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section.

Adjusted Age

Payments under Options 2 and 4 and the first payment under Options 2-V and 4-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant’s actual age on the Annuitant’s nearest birthday, at the Annuity Commencement Date, adjusted as follows:

Annuity Commencement Date	Adjusted Age
Before 2025	Actual Age
2025 - 2032	Actual Age minus 1
2033 - 2040	Actual Age minus 2
2041 - 2048	Actual Age minus 3
2049 - 2055	Actual Age minus 4
After 2055	Determined by us

Election of Optional Method of Payment

You may elect, in a manner acceptable to us, income options that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the policy proceeds on the Annuity Commencement Date is to be applied to provide each type of payment. You must also specify which Subaccounts to allocate policy proceeds. The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable income option will reflect the investment performance of the selected Subaccount of the Separate Account.

ICC16 VAB1216	Page 19

Qualified Plans and Policies

Certain income options may not be available or may be limited for qualified plans and qualified policies in order to ensure compliance with the IRC.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 2, 2-V, 4 and 4-V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the payee(s) and will describe the payment schedule.

B. FIXED INCOME OPTIONS

Guaranteed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown in Section 12 for the option You select. Options 1 and 3 are based on a guaranteed interest rate of 0.25%. Options 2 and 4 are based on a guaranteed interest rate of 0.25% and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G. The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

Option 1 – Income for a Specified Period

We will make level payments only for the fixed period You choose. Payments should not exceed the Annuitant’s life expectancy. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary. No funds will remain at the end of the specified period.

Option 2 – Life Income

You may choose between:

a.	Life Only – We will make level payments only during the Annuitant’s lifetime;* or

b.	Life 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

2.	10 years, whichever is longer; or

c.	Guaranteed Return of policy proceeds – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

2.	Until the total dollar amount of payments made to You equals the amount applied to this option.

*	Option 2(a) is not available for adjusted ages greater than 85.

Option 3 – Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. Payments should not exceed the Annuitant’s life expectancy. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time policy proceeds with interest are exhausted, payments will be continued to that person’s beneficiary.

Option 4 – Joint and Survivor Annuity

You may choose between:

a.	Life Only – We will make level payments only during the Annuitants’ lifetimes;** or

b.	Life and 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime and a joint Annuitant of Your selection; or

2.	10 years, whichever is longer.

**	Option 4(a) is not available for adjusted ages greater than 85.

ICC16 VAB1216	Page 20

Current Income Options

The amounts shown in the tables in Section 12 are the guaranteed amounts. Payments at the time of their commencement will not be less than those that would be provided by the application of the policy proceeds to purchase a single premium immediate annuity policy at purchase rates offered by the Company at the time to the same class of Annuitants.

C. VARIABLE INCOME OPTIONS

Variable Annuity Units

The policy proceeds You tell us to apply to a variable income option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any Market Day is equal to “a” x “b” x “c”, where:

“a”	Is the variable annuity unit value for that Subaccount on the immediately preceding Market Day;

“b”	Is the net investment factor for that Subaccount for the Valuation Period; and

“c”	Is the Assumed Investment Return adjustment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing “a” by “b” and subtracting “c” from the result, where:

“a”	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

“b”	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

“c”

Is a factor representing the mortality and expense risk fee and administrative charge after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2 – Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying $1,000 of policy proceeds allocated to a variable income option by the amounts shown in Section 13 for the variable option You select. The tables are based on a 3% Effective Annual Assumed Investment Return and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G. The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

Option 2-V – Life Income

You may choose between:

a.	Life Only – Payments will be made during the lifetime of the Annuitant;* or

b.

Life and 10 Years Period Certain – Payments will be made for the longer of the Annuitant’s lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person’s beneficiary.

*	Option 2-V(a) is not available for adjusted age(s) greater than 85.

Option 4-V – Joint and Survivor Annuity

Life Only – Payments are made during the joint lifetime of the Annuitant and a joint Annuitant of Your selection. Payments will be made as long as either person is living. Option 4-V is not available for adjusted ages greater than 85.

ICC16 VAB1216	Page 21

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of such Subaccount on the Annuity Commencement Date.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable income payments will not decrease is 5.50%.

SECTION 11 – FIXED ACCOUNT

We may make available a Fixed Account as an Investment Option. The Fixed Account, if offered, may be comprised of one or more options shown below. Premium Payments applied to and any amount transferred to the Fixed Account will be credited interest based on a fixed rate. The interest rates we set will be credited for increments of at least one year measured from each Premium Payment or transfer date. If the Fixed Account is available, these rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 – Policy Data. We reserve the right at our sole discretion, to limit or refuse Premium Payments and/or transfers allocated to any of the Fixed Account options, if we are crediting an interest rate equal to or less than the Minimum Nonforfeiture Annual Interest Rate.

Guaranteed Period Options

We may offer optional Guaranteed Period Options, into which Premium Payments may be paid or amounts transferred. The current interest rate we set for Policy Value allocated to each Guaranteed Period Option (GPO) is guaranteed until the end of that guaranteed period.

We will notify You before the end of the GPO. You may elect to have the Policy Value in the GPO transferred to any Investment Option, including any GPO we then make available. However, any GPO elected may not extend beyond the last available Annuity Commencement Date. If we do not receive instructions from You in Good Order before the end of the GPO regarding how the Policy Value in that GPO is to be allocated, we will allocate the Policy Value in that GPO to the Money Market Subaccount available in Your policy. No Excess Interest Adjustment (EIA) applies at the end of a GPO.

When funds are withdrawn or transferred from a GPO, the Policy Value associated with the oldest Premium Payment is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds the Policy Value associated with the oldest premium, the Policy Value associated with the next oldest Premium Payment is considered to be withdrawn or transferred next, and so on until the Policy Value associated with the most recent premium is considered to be withdrawn or transferred (this is a First-In, First-Out, or FIFO, basis).

Withdrawals, Surrenders, transfers and amounts applied to an income option from the GPO(s) may be subject to an EIA. Amounts received during the right to cancel period are not subject to an EIA.

Dollar Cost Averaging Fixed Account Option

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option (a “DCA Source Account”) separate from the Guaranteed Period Options. This option will have a one-year interest rate guarantee. The current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 – Policy Data. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

ICC16 VAB1216	Page 22

APPENDIX

SECTION 12 – GUARANTEED FIXED INCOME OPTION TABLES

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds.

Higher current amounts may be available at the time of settlement.

Option 1			Option 2(a)			Option 2(b)			Option 2(c)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain			Monthly Installment For Life Guaranteed Return of Policy Proceeds
		Age*	Male	Female	Unisex	Male	Female	Unisex	Male	Female	Unisex
		50	$2.22	$2.00	$2.07	$2.21	$2.00	$2.06	$1.85	$1.74	$1.78
		51	2.27	2.05	2.12	2.26	2.05	2.11	1.89	1.78	1.80
		52	2.33	2.10	2.17	2.32	2.10	2.17	1.91	1.80	1.84
		53	2.40	2.15	2.23	2.39	2.15	2.22	1.95	1.84	1.88
		54	2.46	2.21	2.29	2.45	2.21	2.28	1.99	1.88	1.91
		55	2.54	2.27	2.35	2.52	2.26	2.34	2.03	1.91	1.95
		56	2.61	2.33	2.42	2.59	2.33	2.41	2.07	1.95	1.99
		57	2.69	2.40	2.49	2.67	2.39	2.48	2.13	1.99	2.03
		58	2.77	2.47	2.56	2.75	2.46	2.55	2.17	2.03	2.07
10	8.44	59	2.86	2.54	2.64	2.83	2.53	2.62	2.21	2.07	2.13
11	7.68	60	2.95	2.62	2.72	2.92	2.61	2.70	2.26	2.13	2.17
12	7.05	61	3.05	2.70	2.81	3.02	2.69	2.79	2.32	2.17	2.21
13	6.51	62	3.16	2.79	2.90	3.11	2.77	2.88	2.38	2.22	2.26
14	6.06	63	3.27	2.88	3.00	3.22	2.86	2.97	2.44	2.28	2.33
15	5.66	64	3.39	2.98	3.10	3.33	2.95	3.07	2.49	2.34	2.39
16	5.31	65	3.51	3.09	3.21	3.45	3.05	3.17	2.55	2.39	2.43
17	5.01	66	3.65	3.20	3.33	3.57	3.16	3.28	2.61	2.44	2.49
18	4.73	67	3.79	3.32	3.46	3.70	3.27	3.40	2.69	2.50	2.55
19	4.49	68	3.95	3.44	3.59	3.83	3.39	3.53	2.75	2.57	2.64
20	4.27	69	4.11	3.58	3.74	3.97	3.52	3.66	2.82	2.64	2.69
		70	4.29	3.73	3.89	4.12	3.65	3.79	2.90	2.72	2.77
		71	4.47	3.89	4.06	4.27	3.80	3.94	3.00	2.79	2.84
		72	4.67	4.06	4.24	4.43	3.95	4.09	3.08	2.86	2.93
		73	4.88	4.24	4.43	4.59	4.11	4.25	3.15	2.94	3.02
		74	5.10	4.44	4.64	4.76	4.27	4.42	3.25	3.06	3.12
		75	5.34	4.65	4.86	4.94	4.45	4.60	3.35	3.13	3.20
		76	5.60	4.88	5.09	5.12	4.63	4.78	3.46	3.21	3.30
		77	5.88	5.13	5.35	5.31	4.82	4.97	3.60	3.35	3.41
		78	6.17	5.40	5.63	5.50	5.02	5.17	3.66	3.44	3.51
		79	6.49	5.69	5.92	5.69	5.22	5.37	3.81	3.53	3.62
		80	6.82	6.00	6.24	5.88	5.43	5.57	3.89	3.68	3.74
		81	7.19	6.34	6.59	6.08	5.65	5.78	4.06	3.81	3.87
		82	7.58	6.70	6.96	6.27	5.86	5.99	4.20	3.89	4.00
		83	7.99	7.10	7.36	6.46	6.08	6.20	4.34	4.09	4.16
		84	8.44	7.53	7.80	6.65	6.29	6.40	4.50	4.23	4.32
		85	8.92	7.99	8.27	6.83	6.49	6.60	4.70	4.40	4.49
		86				7.00	6.69	6.79	4.89	4.54	4.74
		87				7.17	6.88	6.97	5.11	4.71	4.84
		88				7.32	7.06	7.14	5.28	4.90	5.08
		89				7.47	7.23	7.31	5.53	5.19	5.27
		90				7.60	7.39	7.46	5.73	5.39	5.48
		91				7.73	7.53	7.59	5.88	5.63	5.79
		92				7.84	7.66	7.72	6.17	5.78	5.97
		93				7.95	7.79	7.84	6.44	6.02	6.17
		94				8.04	7.90	7.94	6.79	6.46	6.52
		95				8.12	8.00	8.04	7.13	6.73	6.83
		96				8.20	8.09	8.13	7.40	6.89	7.17
		97				8.26	8.17	8.20	7.91	7.53	7.66
		98				8.31	8.24	8.27	8.19	7.84	7.75
		99				8.35	8.30	8.32	8.82	8.18	8.57

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC16 AP1216	Page 23(a)

APPENDIX (continued)

Option 4(a)

Monthly Installment For Joint and Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$1.45	$1.51	$1.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66	1.75	1.84	1.93	2.02	2.10
60	1.75	1.85	1.95	2.07	2.18	2.29	2.41
65	1.95	2.08	2.21	2.36	2.51	2.66	2.81
70	2.21	2.37	2.55	2.74	2.94	3.15	3.35
75	2.54	2.76	3.00	3.26	3.54	3.83	4.11
80	2.99	3.29	3.62	3.99	4.39	4.79	5.18
85	3.60	4.02	4.50	5.03	5.59	6.17	6.71

Monthly Installment For Unisex Joint and Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.26	2.41	2.58	2.76	2.93	3.11	3.27
75	2.60	2.81	3.04	3.28	3.53	3.77	4.00
80	3.07	3.36	3.68	4.02	4.37	4.71	5.04
85	3.71	4.12	4.58	5.07	5.57	6.07	6.54

Option 4(b)

Monthly Installment For Joint and Survivor (Life with 10 year Certain)

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$1.45	$1.51	$1.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66	1.75	1.84	1.93	2.02	2.10
60	1.75	1.85	1.95	2.07	2.18	2.29	2.41
65	1.95	2.08	2.21	2.36	2.51	2.66	2.80
70	2.21	2.37	2.55	2.74	2.94	3.14	3.34
75	2.54	2.76	3.00	3.25	3.53	3.80	4.07
80	2.98	3.27	3.60	3.95	4.32	4.68	5.02
85	3.58	3.97	4.41	4.88	5.34	5.76	6.11

Monthly Installment For Unisex Joint and Survivor (Life with 10 year Certain)

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.25	2.41	2.58	2.75	2.93	3.10	3.26
75	2.60	2.81	3.04	3.27	3.52	3.75	3.96
80	3.06	3.35	3.66	3.98	4.31	4.62	4.90
85	3.68	4.06	4.48	4.91	5.33	5.70	6.00

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC16 AP1216	Page 23(b)

APPENDIX (continued)

SECTION 13 – VARIABLE INCOME OPTION TABLES

BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 3.0% Assumed Investment Return for each $1,000 of the policy proceeds.

	Option 2-V(a)			Option 2-V(b)
	Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain
Age*	Male	Female	Unisex	Male	Female	Unisex
50	$3.70	$3.47	$3.54	$3.68	$3.47	$3.53
51	3.76	3.52	3.59	3.74	3.51	3.58
52	3.82	3.57	3.65	3.80	3.56	3.63
53	3.88	3.62	3.70	3.86	3.61	3.69
54	3.95	3.68	3.76	3.92	3.66	3.74
55	4.02	3.73	3.82	3.99	3.72	3.80
56	4.09	3.80	3.89	4.06	3.78	3.87
57	4.17	3.86	3.96	4.13	3.84	3.93
58	4.25	3.93	4.03	4.21	3.91	4.00
59	4.34	4.00	4.11	4.30	3.98	4.08
60	4.44	4.08	4.19	4.38	4.05	4.15
61	4.54	4.16	4.28	4.48	4.13	4.24
62	4.65	4.25	4.37	4.57	4.21	4.32
63	4.76	4.34	4.47	4.68	4.30	4.42
64	4.89	4.44	4.58	4.79	4.39	4.51
65	5.02	4.55	4.69	4.90	4.49	4.62
66	5.16	4.66	4.81	5.02	4.60	4.73
67	5.31	4.78	4.94	5.15	4.71	4.84
68	5.47	4.91	5.08	5.28	4.83	4.97
69	5.64	5.05	5.23	5.42	4.95	5.10
70	5.82	5.21	5.39	5.56	5.09	5.23
71	6.01	5.37	5.56	5.71	5.23	5.38
72	6.22	5.55	5.75	5.86	5.37	5.53
73	6.44	5.74	5.95	6.02	5.53	5.68
74	6.67	5.94	6.16	6.19	5.70	5.85
75	6.92	6.17	6.39	6.36	5.87	6.02
76	7.18	6.40	6.64	6.53	6.05	6.20
77	7.47	6.66	6.90	6.71	6.23	6.38
78	7.77	6.94	7.19	6.89	6.42	6.57
79	8.10	7.24	7.49	7.07	6.62	6.76
80	8.45	7.56	7.83	7.25	6.82	6.96
81	8.82	7.92	8.19	7.44	7.02	7.15
82	9.23	8.30	8.57	7.62	7.23	7.35
83	9.66	8.71	8.99	7.79	7.43	7.54
84	10.12	9.16	9.44	7.96	7.63	7.73
85	10.61	9.64	9.93	8.13	7.82	7.92
86				8.29	8.00	8.09
87				8.44	8.18	8.26
88				8.58	8.34	8.42
89				8.71	8.50	8.57
90				8.84	8.64	8.70
91				8.95	8.77	8.83
92				9.06	8.89	8.95
93				9.15	9.01	9.06
94				9.24	9.11	9.15
95				9.32	9.20	9.24
96				9.39	9.29	9.32
97				9.45	9.36	9.39
98				9.49	9.43	9.45
99				9.53	9.48	9.50

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC16 AP1216	Page 23(c)

APPENDIX (continued)

Option 4-V

Monthly Installment For Joint and Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$2.96	$3.01	$3.06	$3.12	$3.18	$3.24	$3.31
55	3.07	3.14	3.21	3.28	3.36	3.44	3.52
60	3.21	3.30	3.39	3.49	3.59	3.70	3.81
65	3.40	3.51	3.64	3.77	3.91	4.05	4.20
70	3.64	3.79	3.96	4.14	4.34	4.54	4.74
75	3.97	4.17	4.41	4.66	4.93	5.22	5.50
80	4.41	4.70	5.03	5.39	5.79	6.19	6.60
85	5.03	5.45	5.92	6.45	7.02	7.59	8.15

Monthly Installment For Unisex Joint and Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$2.97	$3.02	$3.07	$3.12	$3.18	$3.23	$3.28
55	3.09	3.15	3.22	3.29	3.35	3.42	3.48
60	3.24	3.32	3.41	3.49	3.58	3.67	3.76
65	3.43	3.54	3.65	3.77	3.89	4.02	4.13
70	3.68	3.83	3.98	4.15	4.32	4.49	4.65
75	4.02	4.22	4.44	4.67	4.92	5.16	5.39
80	4.49	4.77	5.08	5.42	5.76	6.11	6.45
85	5.14	5.54	6.00	6.48	6.99	7.50	7.97

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC16 AP1216	Page 23(d)

Administrative and Home Office:
4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 355-8511 www.transamerica.com

A Stock Company (Hereafter called the Company, we, our or us)

ICC16 VAB1216	Page 24

SECTION 2 – POLICY DATA

Policy Information

Policy Number:	[12345]

Policy Date:	[May 1, 2017]

Income Tax Status of the Policy:	[Non-Qualified]

Initial Premium Payment:	[$5,000.00]

Last Available Annuity Commencement Date:	[May 31, 2081]

Death Benefit Option:	[Return of Premium]

Annuitant(s) Information

Annuitant(s):	[John Doe]

Primary Annuitant’s Issue Age/Sex:	[35 / Male]

Owner(s) Information

Owner(s):	[John Doe]

Primary Owner’s Issue Age/Sex:	[35 / Male]

Rate Information for Fixed Account, if offered

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:*	[0.25%]

Minimum Nonforfeiture Interest Rate:**	[1.00%]

*	This rate applies for the life of the policy.
**

This rate applies for the life of the policy. This rate is used in the calculation of Your Minimum Required Cash Value. Your Minimum Required Cash Value reflects a 12.50% reduction in premiums and transfers to the Fixed Account and a $50 annual expense allowance. See the definition of Minimum Required Cash Value for the details of this calculation.

Regarding the Excess Interest Adjustment (EIA) feature:

a.	The guaranteed elements used to determine any EIA are the minimum guaranteed and current declared interest rates applicable to the Fixed Account;

b.

Declared interest rates used in computing any EIA may change from time to time (subject to Fixed Account Guaranteed Minimum Effective Annual Interest Rate), which may affect the benefits available under Your policy; and

c.	The U.S. Treasury rate may be used as a substitute for the current declared interest rate in the EIA formula as specified in Your policy.

ICC16 PDBL1216	Page 5(a)

SECTION 2 – POLICY DATA (continued)

Minimum Premium Payments
Minimum Initial Premium Payment:	Non-Qualified –[$5,000] Qualified – [$1,000]

Minimum Subsequent Premium Payment:	[$50]

Maximum Premium Payments (without prior Company Approval)
	Issue Age 0-80*	Issue Age 81+*
Total during the 1st Policy Year:	[$1,000,000]	[$500,000]

Total during each Policy Year After 1st Policy Anniversary:	Non-qualified – [$25,000] Qualified – [Lesser of $60,000 or IRS Contribution limit]	Non-qualified – [$25,000] Qualified – [Lesser of $60,000 or IRS Contribution limit]

Cumulative Maximum Premiums – Life of Policy:	[$1,000,000]	[$500,000]

*	Issue Age is the greater of the Owner(s)’ or Annuitant(s)’ age.

Mortality and Expense Risk Fee and Administrative Charge
Before the Annuity	Years [1 – 4] [1.65%]

Commencement Date:	Years [5 or more] [1.15%]

After the Annuity Commencement Date:	[1.25%]

Withdrawal/Surrender Charges

Number of Years Since Premium Payment Date:	0-1	1-2	2-3	3-4	4 or more

Charge (% of Premium Withdrawn):	8%	8%	7%	6%	0%

The amount paid on Surrender will never be less than the greater of the following amounts:

a.	Cash Value described in Section 5; and

b.	Minimum Required Cash Value.

ICC16 PDBL1216	Page 5(b)

SECTION 2 – POLICY DATA (continued)

Service Charge

Service Charge at the Time of Issue:	[$50]

Maximum Annual Service Charge:	[$50]

The Company may waive some or all of Your service charge each year based on Your Policy Value, Premium Payments made or active participation in specific online or e-delivery service programs at the time a service charge is assessed.

1.	If Your Policy Value or sum of Premium Payments minus all withdrawals equals or exceeds:

[$50,000]	=	up to a [$35] fee waiver

[$250,000]	=	up to a [$50] fee waiver

2.	Enrollment in specific online or e-delivery service programs may result in up to a [$15] fee waiver.

Transfer Minimums and Charges Before the Annuity Commencement Date

Transfers Allowed Without Charges in any One Policy Year:	[12]

Charges After Allowable Transfers in any One Policy Year:	[$10]

Minimum Transfer Amount from a Subaccount:	[$500 or the entire Subaccount Policy Value, if less]

Minimum Transfer Amount from a GPO:	[$50]

Fixed Account Transfer Maximum Before the Annuity Commencement Date

Maximum Transfer from the GPO when EIA has no Impact or a Positive Impact:	[100% of the GPO’s Value]

Maximum Transfer from the GPO when EIA has a Negative Impact:	[25% of the GPO’s Value]

Dollar Cost Averaging (DCA)

DCA Source Account Minimum:	[$3,000]

Minimum Amount of each Transfer:	[$500]

Minimum Time DCA can be Scheduled:	[6 months]

Maximum Time DCA can be Scheduled:	[24 months]

ICC16 PDBL1216	Page 5(c)

SECTION 2 – POLICY DATA (continued)

Fund Facilitation Fee

A Fund Facilitation Fee may be charged in addition to any policy fees and charges, and will be used in the calculation of net investment factor as described in Section 7 of the policy. The Fund Facilitation Fee will only be charged when money is allocated to one of the Subaccounts listed with a Fund Facilitation Fee. The Fund Facilitation Fee is an annualized percentage taken from the daily net asset values of a fund share held in that Subaccount.

We may update Fund Facilitation Fee funds and charge up to the maximum of [0.30%] for Subaccounts made available subsequent to the Policy Date. The Subaccount(s) as of Your Policy Date which include this fee are listed below with the current fee noted after the Subaccount name.

Initial Investment Options:

Fixed Account(s) :	TA BlackRock Smart Beta 75
TA BlackRock Tactical Allocation
1 Year Fixed Guaranteed Period	TA Clarion Global Real Estate Securities
3 Year Fixed Guaranteed Period	TA International Moderate Growth
5 Year Fixed Guaranteed Period	TA Janus Balanced
7 Year Fixed Guaranteed Period	TA Janus Mid-Cap Growth
TA Jennison Growth
Subaccounts:	TA JPMorgan Core Bond
TA JPMorgan Enhanced Index
AB Balanced Wealth Strategy Portfolio (0.20%)	TA JPMorgan Mid Cap Value
AB Growth and Income Portfolio	TA JPMorgan Tactical Allocation
American Funds – Asset Allocation Fund (0.30%)	TA Legg Mason Dynamic Allocation – Balanced
American Funds – Bond Fund (0.30%)	TA Legg Mason Dynamic Allocation – Growth
American Funds – Growth Fund (0.30%)	TA Managed Risk – Balanced ETF
American Funds – Growth-Income Fund (0.30%)	TA Managed Risk – Conservative ETF
American Funds – International Fund (0.30%)	TA Managed Risk – Growth ETF
Fidelity® VIP Balanced Portfolio	TA Market Participation Strategy
Fidelity® VIP Contrafund® Portfolio	TA MFS International Equity
Fidelity® VIP Mid Cap Portfolio	TA Morgan Stanley Capital Growth
Fidelity® VIP Value Strategies Portfolio	TA Multi-Manager Alternative Strategies
GE Investments Total Return Fund (0.20%)	TA Multi-Managed Balanced
TA Aegon Government Money Market	TA PIMCO Tactical – Balanced
TA Aegon High Yield Bond	TA PIMCO Tactical – Conservative
TA Aegon U.S. Government Securities	TA PIMCO Tactical – Growth
TA AB Dynamic Allocation	TA PIMCO Total Return
TA American Funds Managed Risk – Balanced	TA PineBridge Inflation Opportunities
TA Asset Allocation – Conservative	TA QS Investors Active Asset Allocation – Conservative
TA Asset Allocation – Growth	TA QS Investors Active Asset Allocation – Moderate
TA Asset Allocation – Moderate	TA QS Investors Active Asset Allocation – Moderate Growth
TA Asset Allocation – Moderate Growth	TA Small/Mid Cap Value
TA Barrow Hanley Dividend Focused	TA T. Rowe Price Small Cap
TA BlackRock Equity Smart Beta 100	TA Torray Concentrated Growth
TA BlackRock Global Allocation	TA TS&W International Equity
TA BlackRock Global Allocation Managed Risk – Balanced	TA WMC US Growth
TA BlackRock Global Allocation Managed Risk – Growth
TA BlackRock Smart Beta 50

ICC16 PDBL1216	Page 5(d)